UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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M.D.C. Holdings, Inc.
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M.D.C. Holdings, Inc.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

March 14, 2016

Dear Shareholders:

On March 9, 2016 Institutional Shareholder Services (“ISS”) issued a report (the “ISS Report”) to its subscribers recommending a vote “against” Proposal 2, the annual shareholder advisory vote on executive compensation (“Say on Pay”), at the M.D.C. Holdings, Inc. (the “Company”) annual meeting scheduled for March 29, 2016.

The Company believes that the ISS recommendation is flawed.

The ISS recommendation is based on a comparison between the Company and an ISS derived peer group, which substitutes retail and manufacturing companies for many of the Company’s actual homebuilding peers – our competitors in land acquisitions and development, construction and construction trades, sales and marketing, financing and, most significantly, in attracting and retaining experienced, competent and loyal personnel1. The ISS analysis not only ignores the critical challenges, costs and risks specific to the homebuilding industry, but fails to take into consideration the subjective elements considered significant to the Compensation Committee in reaching its determination of executive compensation for 2015, as described in the Proxy Statement filed by the Company.

The Compensation Committee believes that the performance goals it establishes for its key executive officers should be appropriately aligned with the Company’s operating philosophy, emphasizing risk management and financial stability, in a volatile economy and challenging homebuilding industry while striving to achieve shareholder value over the long term. Our CEO and COO have guided the Company for 44 years and 39 years, respectively and have created shareholder value by successfully coping with multiple economic cycles over the years. Supported by the Board of Directors, they are determined to maintain the fiscal integrity of the Company, allowing for continuation of the Company’s dividend and growth, with a risk profile that is among the most conservative of the industry peer group.

With respect to the executive compensation program for 2015, the following should be noted:

1 The ISS Peer Group, comparing executive compensation in a homebuilding company to Tupperware Brands, La-Z-Boy Inc., Ethan Allen Interiors, Inc., etc., is illogical. ISS failed to include D.R. Horton, NVR, Inc., Lennar Corporation and PulteGroup, Inc., four companies that actually are similar to MDC’s core business and competitive in the markets it serves. (Proxy Statement at page 23.)

●	Base annual salaries for the CEO and COO have remained the same since 2001.

●	Annual Bonus Incentive

1.

The annual incentive bonus goals for the two senior executive officers were established after the Board of Directors’ review of financial goals developed by the Company at the beginning of the fiscal year. The Compensation Committee believes in rewarding these executives for levels of achievement relative to these financial goals with a minimum threshold and a maximum cap.

a.

The ISS Report asserted that the minimum 5% threshold for pretax return on equity (“ROE”) established by the Compensation Committee “does not appear rigorous”. No mention is made in the ISS Report of the economic risks or the challenges confronting the homebuilding industry in 2015, nor the fact that the failure of the Company to achieve the minimum threshold results would have resulted in no bonus at all for the year. The Committee intended a reasonable minimum condition to a partial compensation award. The ISS view of what constitutes “rigorous” is immaterial.

i.	The ROE threshold established by the Compensation Committee was designed to discourage the incentive plan participants from taking undue risk for short-term returns;

ii.	The actual ROE achieved exceeded the minimum threshold by 76%;

iii.

The strong ROE performance relative to the minimum threshold was achieved even as the Company reduced its unsold homes inventory by 60%, improving the financial strength of the Company, at the expense of a potentially lowered ROE, in conformity to its operating philosophy of balancing risk and returns.

b.	The Company’s net debt to capital ratio at year end was 31.2%, one of the lowest and conservative in the industry.

c.	MDC’s financial performance resulted in a total shareholder return (TSR) higher than most of its peers, confirmed by the ISS Report (page 14).

d.	The ISS Report observed that “a maximum award of $5 million was reached when several goals were attained at target levels.” The ISS Report fails to appreciate that:

i.	The maximum bonus potential, if all metrics were achieved at maximum levels, would have reached nearly $6 million (calculated based on proxy statement information);

ii.	The Compensation Committee established a bonus cap to limit all compensation under the incentive plan to $5 million, with cash compensation limited to $4 million and the remainder in long term vesting restricted stock to $1 million[2];

iii.	Successful performance against the specific metrics in the 2015 annual incentive plan would be critical to increasing share value for any homebuilding company.

2.	Simply put, the two senior executive officers exceeded their goals and were awarded the capped maximum amount of bonus, based on metrics that were determined at the beginning of the fiscal year.

●	Long Term Compensation –

1. The equity grant to the executives in 2015 was the first equity grant to the two senior executives of any kind since 2012.
2. The ISS Report criticized the award of the time-base vesting component for the stock option grant to the executives. Their objection is without merit;

a.	Stock Options are inherently performance-based as confirmed by their tax treatment under IRC §162(m).

b.	The vesting of the equity awards were time-based over the next three to five years providing a retention incentive while also rewarding for an increase in shareholder value over the long-term.

c.

The ISS Report increased the stated values of the options granted each executive by an amount in excess of $2,000,000 over the values reported in the Company’s audited financial statements and included in the proxy statement, without any justification.

2.	The $4 million cap on cash compensation was $2 million lower than in 2014 and $6 million lower than in 2013.

To summarize, the ISS report (i) evaluated 2015 performance of the Company without consideration to the philosophy of the Company to emphasize risk management and financial stability in view of the economic conditions and challenges specific to the homebuilding industry, in general, and to the Company specifically; (ii) unjustly criticized the Company for awarding stock options, the first equity to the CEO and COO in three years, on a long term time vested basis; and (iii) arbitrarily inflated the value of the stock options granted to the executive officers by over 35 percent.

The Compensation Committee categorically believes that executive compensation in 2015 was based on reasonable goals that were not only achieved, but significantly exceeded. The Compensation Committee has been, and will continue to be responsive to shareholder concerns. Since the last annual shareholders meeting, the Compensation Committee solicited contact with the Company’s top 50 shareholders and actually conferred with eight of the largest institutional shareholders of the Company during the fiscal year.

As such, we believe it to be in the best interests of the shareholders to support the Company with a positive Say on Pay vote.

THE COMPENSATION COMMITTEE OF M.D.C. HOLDINGS, INC.